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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our report dated September 22, 2008 on the financial statements and financial highlights of the RiverSource Cash Management Fund of the RiverSource Money Market Series, Inc. included in the annual report for the fiscal year ended July 31, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, No. 2-54516) of the RiverSource Money Market Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 17, 2009